Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 16, 2022 (the “Effective Date”), between MAIA Biotechnology, Inc. (the “Company”) and Mihail Obrocea (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein, effective on the Effective Date.  During the Term (as defined in Section 2 below), Executive shall serve the Company as Chief Medical Officer and Head of Clinical Development and shall report exclusively and directly to the Chief Executive Officer. Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Chief Executive Officer from time to time.  The Company may enter into loaned services or secondment agreements requiring that Executive provides similar services to Company subsidiaries or affiliates. There is no principal place of performance by Executive of Executive’s duties hereunder and Executive will be entitled to work remotely full-time under the Company’s existing remote working arrangements; provided, that Executive may be required to reasonably travel in connection with the performance of Executive’s duties.

2.Term. Executive’s employment pursuant to the terms of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the terms of Section 5 below (the “Term”).

3.Compensation.  During the Term only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions.  Executive’s starting Base Salary shall be at the annual rate of $418,000.00.  From time to time, the Company, at its sole discretion, may review and increase Executive’s Base Salary.

3.2Cash Bonus. Executive shall be eligible for a discretionary annual bonus of up to forty percent (40%) of Executive’s Base Salary, based on the attainment of individual performance objectives, corporate goals and milestone achievements established by the Board for the previous performance year (the “Annual Bonus”).

3.3Performance Incentive Options. Executive shall be eligible for a discretionary annual performance-based incentive options award beginning in 2022, based on the attainment of individual performance objectives, corporate goals and milestone achievements established by the Board of Directors (the “Annual Performance Incentive Options Award”).

3.4Benefits. Subject to the Company having available funds, Executive and Executive’s dependents shall be eligible to participate in regular health insurance and other employee benefit plans, generally established by the Company from time to time for similarly situated executives, subject to the general eligibility requirements and other terms of such plans, and subject to the Company’s right to amend, terminate or take other similar action with respect to any such plans.

3.5Vacation. Executive shall not accrue vacation or paid time off but may take such personal time as he deems appropriate while meeting his responsibilities to the Company. For avoidance of doubt, Executive shall not receive payment of vacation or paid time off upon his termination of employment.

3.6Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

3.7Insurance. The Company shall maintain, at all times during the Term, directors and officers insurance that shall cover Executive as an insured under such policy in at least an amount equal to the amount of the Company’s policy in effect as of the Effective Date, or such higher amount as the Board of Directors (the “Board”) may, in good faith, deem necessary or appropriate; provided, however, that the Company may elect to change the insurance carrier.  Executive’s coverage shall survive termination of employment to the extent provided for in the separate indemnification agreement between the Executive and the Company.

4.Exclusivity and Best Efforts. During Executive’s employment with the Company, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) devote Executive’s entire business time, energy and skill to Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent Executive from managing Executive’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

5.Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time

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in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 14.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6.Termination.

6.1Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2Disability. The Company may, subject to applicable law, terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For purposes of this Agreement, “Disability” means a disability that entitles Executive to benefits under the applicable Company long-term disability plan covering Executive and, in the absence of such a plan, that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s essential job duties and responsibilities hereunder, after reasonable accommodations, for at least 120 consecutive days, or 180 non-consecutive days, out of any 365 day period. In the event of any question as to the existence, extent or potentiality of Executive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

6.3For Cause by the Company. The Company may terminate Executive’s employment for Cause, at any time, upon written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means Executive’s: (i) willful misconduct with respect to the Company, which causes material harm to the Company or its reputation; (ii) continuing failure to materially perform Executive’s essential job duties (other than upon a Disability), provided that Executive’s failure to achieve Company operating goals by itself, will not constitute a basis for Cause if Executive attempts in good faith to meet such operating goals; (iii) refusal to follow a lawful directive of the Board that is materially related to and reasonably consistent with the provisions of Section 1 above; (v) act of fraud with respect to the Company or willful and knowing misappropriation of Company property; (vi) commission of any felony or any crime involving moral turpitude; or (vii) material breach of any material term of this Agreement or of any separate proprietary information and invention assignment agreement between Executive and the Company, provided, however, that, in the event of conduct described in clauses (i), (ii), (iii) or (iv) that is reasonably capable of being cured, Cause shall exist only if the Company provides written notice to Executive within sixty (60) days following the initial occurrence of such event giving rise to Cause reasonably detailing such grounds for Cause and Executive fails to cure such grounds for Cause to the reasonable satisfaction of the Company within thirty (30) business days after delivery to Executive of such written notice. Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given

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notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause.

6.4Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason, at any time. For the purpose of this Agreement, “Good Reason” means: (i) any action or inaction that constitutes a material breach by the Company of this Agreement or the Indemnification Agreement between the Company and Executive (refer to Section 14.3 below); (ii) any change in Executive’s title or reporting line or a reduction in authority or duties of employment; or (iii) the Company no longer permits full-time remote working; provided, in each case, Executive has provided the Company with written notice reasonably detailing such grounds for Good Reason within ninety (90) days after the occurrence thereof, and  the Company fails to cure such grounds for Good Reason within thirty (30) days after delivery to it of such written notice. To resign for Good Reason, Executive must provide the Company with a resignation notice within thirty (30) days after the Company fails to cure the grounds for Good Reason during the aforementioned thirty (30)-day cure period. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder for a period of up to sixty (60) days, and in such event such suspension shall not constitute an event pursuant to which Executive may terminate this Agreement with Good Reason; provided, however, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Executive compensation and benefits) during such period of suspension. Executive’s date of termination in the event Executive resigns Executive’s employment for Good Reason shall be the effective date of Executive’s notice of resignation, except that the Company may waive all or any part of the above-referenced thirty (30)-day cure period, in which event Executive’s date of termination shall be the last day of such cure period that has not been waived or, if the entire cure period has been waived, the date that Executive provided notice of the grounds for Good Reason.

6.5Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause, at any time, in its sole and complete discretion, by providing at least thirty (30) days’ prior written notice of such termination and its effective date to Executive. Likewise, Executive may terminate Executive’s employment without Good Reason upon at least thirty (30) days’ prior written notice to the Company without any liability. Termination of Executive’s employment without Cause by the Company or without Good Reason by Executive shall not include termination of Executive’s employment due to Executive’s death or Disability.

7.Effect of Termination of Employment.

7.1Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 12, in any separate written agreement between Executive and the Company, as may be provided in the applicable bonus plan or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”):  (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”),

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which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program (including, without limitation, the applicable bonus plan); and (iii) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, which payment shall be made within thirty (30) days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

7.2Severance Benefits. In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or by Executive pursuant to Section 6.4 above (for Good Reason), in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.1.

(a)Benefits.  The Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

(i)Executive shall receive payment of an amount (the “Severance Pay”) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the Base Salary provided herein, such provided for Base Salary) for a period of time immediately following the Termination Date equal to 12 months (the “Severance Period”). The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing within sixty (60) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Release (defined in Section 7.2(b) below), except that, if the Release may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 14.2 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

(ii)Executive shall receive a bonus for the calendar year in which the Termination Date occurs in the amount that Executive would have received under the Company’s bonus plan for such calendar year as if Executive had been employed for such entire year (calculated at 100% of Executive’s Target Bonus for such year) multiplied by a fraction, the numerator of which shall be the number of days Executive was employed during such calendar year and the denominator of which shall be 365. Such bonus shall be paid at the time bonus payments are paid to other employees under such bonus plan or, if later, the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Release Agreement, but in no event later than two and a half (2.5) months after the end of the fiscal year in which the termination date occurs.

(iii)All of Executive’s unvested equity awards that would have vested during the 12 months following the date of termination will become fully vested.

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(iv)During the Severance Period until such time, if any, as Executive is eligible for group health insurance benefits from another employer, Executive shall be eligible to continue to participate in the Company’s group health insurance benefits on the same terms and conditions as then applicable to current employees, except that, if Executive is not permitted to continue to participate in any such health insurance plans for any portion of the Severance Period as a result of the terms of such plans or applicable law and Executive elects to continue his or his dependents’ health insurance benefits pursuant to COBRA, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. Following the Severance Period, should Executive elect to continue Executive or Executive’s dependents’ health insurance benefits, Executive shall be responsible for the entire cost thereof. If the Company is unable to provide the benefit provided above in this paragraph without violating applicable health care discrimination laws, then, in lieu of such benefit, the Company shall pay Executive a gross amount equal to what the Company’s cost would have been to provide such benefit.

(v)Notwithstanding the foregoing, the aggregate amount described in this Section 7.2(a) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangement of the Company, subject to compliance with Section 409A.

(b)Change of Control Benefits.  In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or by Executive pursuant to Section 6.4 above (for Good Reason), within 180 days of a Change of Control, the Severance Benefits shall be modified so that the Severance Period will be 18 months and the Severance Pay shall be payable in a lump sum, the bonus will be calculated at 150% of Executive’s Target Bonus, and all unvested equity awards as of the date of termination will become fully vested.  As used herein, the term “Change of Control” means (i) the sale, lease, exclusive license or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company or (ii) the consummation of any merger, consolidation, sale of stock of the Company or other transaction or series of related transactions pursuant to which the direct or indirect stockholders of the Company immediately prior to the consummation of such merger, consolidation, sale or other transaction or series of related transactions do not, immediately following such consummation, directly or indirectly own a majority of the outstanding equity interests in the entity resulting from or surviving such merger, consolidation, sale or other transaction or series of related transactions.

(c)General Release and Other Conditions for Severance Benefits.  Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which Executive must execute and return the Release for it to be effective. Such Release shall be provided to Executive by the Company on or about the Termination Date. Executive must execute the Release within sixty (60) days following the Termination Date (or such shorter time as may be set forth in the Release).

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8.Notice of Termination. In the event Executive elects to terminate Executive’s employment hereunder by resigning with or without Good Reason under Sections 6.4 or 6.5 above, Executive shall provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Company may, in its discretion, provide payment of Executive’s Base Salary in lieu of all or a portion of the Notice Period. The Company may require that, during the Notice Period, or part or parts thereof, Executive does not do any of the following: (i) enter the Company’s premises; (ii) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (iii) have any contact or communication with any client, customer or supplier of the Company; or (iv) have any contact or communication with any employee, officer, director, agent or consultant of the Company. Additionally, during the Notice Period, or any part or parts thereof, the Company may require Executive to do any of the following: (i) perform special projects or perform duties not within Executive’s normal duties (provided such duties are commensurate with Executive’s position and title) or perform some but not all of Executive’s normal duties; and (ii) keep the Company informed of Executive’s whereabouts so that Executive can be contacted if the need arises for Executive to perform any duties provided by clause (i) of this sentence.   The Company retains the right to terminate Executive’s employment under Section 6.3 above during the Notice Period.]

9.Confidentiality.

9.1Protection of Confidential Information. Executive will have access to certain confidential information of the Company and/or its affiliates and Executive may, during the course of Executive’s employment, develop certain information or inventions that will be the property of the Company and/or its affiliates. To protect the interests of the Company and its affiliates, Executive agrees to execute the Company’s “Employee Invention Assignment, Confidentiality, Non-Solicitation, and Non-Competition Agreement,” (attached hereto as Exhibit B) applying to the Company and its affiliates, as a condition of Executive’s employment. During the Term and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any “Confidential Information” (defined in Exhibit B) of the Company. If it is necessary for Executive to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Executive shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 9.1, and of which Executive has notice or is aware, Executive shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 9.1. Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Executive hereby represents and warrants that Executive shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

9.2Exceptions. Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets

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in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Further, nothing contained in this Agreement shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission (or comparable state agency), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission, nor are you prohibited from participating in any investigation or proceeding that may be conducted by any of the foregoing, including providing documents or other information, without notice to the Company.

10.No Breach of Obligations to Prior Employers. Executive represents that this Agreement, agreement(s) concerning stock options granted to Executive, if any, under the Plan (as defined below), the Employee Invention Assignment, Confidentiality, Non-Solicitation, and Non-Competition Agreement and Executive’s commencement of employment with the Company will not violate any agreement or duty that Executive has with any former employer, client or other person.

11.Stock Options. As an executive of the Company, Executive may be provided stock option grants in the Company as governed by the terms of the MAIA Biotechnology Stock Option Plan(s) and applicable agreements as may be in effect from time to time.

12.Cooperation. During the Term and for one (1) year thereafter, upon the receipt of reasonable notice from the Company, Executive shall make himself available as reasonably practical to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 12. Any such requests by the Company with respect to the provisions of this Section shall be made with sufficient advance notice and shall be subject to Executive’s reasonable availability and other professional and personal commitments. The Company will promptly reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

13.Section 280G. In the event of a change in ownership or control under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no

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reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

13.1The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

13.2Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

13.3All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

14.Miscellaneous Provisions.

14.1IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”).

14.2Section 409A Compliance.

(a)This Agreement is intended to comply with Section 409A of Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six (6)-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive's death.

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(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

14.3Indemnification Agreement. The Company shall enter into an indemnification agreement with Executive on substantially the same terms as provided to the other officers and directors of the Company that shall provide for mandatory indemnification to the fullest extent provided by law and advancement of legal expenses.

14.4Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

14.5Severability.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

14.6Choice of Law and Forum.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflict-of-law principles, except to the extent that Section 14.7 is governed by the Federal Arbitration Act. The Parties agree that any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) that is not subject to the arbitration provisions of

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Section 14.7, shall be litigated exclusively in an appropriate state or federal court in Cook County, Illinois and hereby consent, and waive any objection, to the jurisdiction of any such court.

14.7Arbitration. Pursuant to the Federal Arbitration Act, Executive and Company specifically, knowingly, and voluntarily agree to use final and binding arbitration to resolve any dispute between them or any employees or affiliates of Company. This arbitration agreement applies to all matters arising out of or relating to this Agreement, any other agreement, Executive’s employment with Company, or the separation of that employment. Examples of claims subject to this provision, include, without limitation, disputes over alleged breaches of this Agreement, compensation disputes, and claims of discrimination, harassment or retaliation in violation of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, Chicago Human Rights Ordinance, and Cook County Human Rights Ordinance, or any other federal, state or local law relating to discrimination in employment. Any arbitration pursuant to this Section 14.7 will take place in Cook County, Illinois under the auspices of the American Arbitration Association, in accordance with its Employment Arbitration Rules in effect at the time of the dispute (available from Company and at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf), and before a neutral arbitrator selected in accordance with such rules. Judgment upon the award rendered by the arbitrator may be entered in any state or federal court sitting in or closest to Cook County, Illinois. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, cost of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party would be expected to incur had the dispute been subject to resolution in court. The Company will pay all expenses unique to the arbitration process to the extent required by law. The arbitrator shall have the authority to award any damages authorized by law, including an award of costs and attorneys’ fees. This provision shall not apply to (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance compensation benefits; and (iii) to the extent required by law, administrative claims or charges that are required to be filed before applicable federal and state administrative agencies (such as the Equal Employment Opportunity Commission or comparable state agency, and any unfair labor charge which is to be brought under the National Labor Relations Act). Further, claims must be brought in each party’s individual capacity; the arbitrator shall have no authority to preside over a class, collective or consolidated proceeding.  THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT.

14.8Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Human Resources

hr@maiabiotech.com

MAIA Biotechnology, Inc.

444 West Lake Street, Suite 1700

Chicago, IL 60606

Tel.: 312-416-8592

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If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.9No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

14.10Survival of Terms. All provisions of this Agreement and any agreements incorporated by reference herein that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, including without limitation, the Employee Invention Assignment, Confidentiality, Non-Solicitation, and Non-Competition Agreement, shall survive the  termination of this Agreement and of Executive’s employment hereunder for any reason.

14.11Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

14.12Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

14.13Outplacement. If Executive is terminated without Cause or resigns for Good Reason, the Company will pay for outplacement services by the vendor of Executive’s choice for one (1) year.

14.14Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement, and (iii) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress.

14.15Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

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14.16Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14.17Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Mihail Obrocea
MIHAIL OBROCEA

MAIA BIOTECHNOLOGY, INC.

By:	/s/ Vlad Vitoc
Name: Vlad Vitoc
Title: CEO, MAIA Biotechnology, Inc.

[Signature page to Employment Agreement.]

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EXHIBIT A

RELEASE AGREEMENT

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made as of the Effective Date (as defined below) by and between MAIA Biotechnology, Inc. (“Company”) and Mihail Obrocea (“Executive”) based on the following terms:

WHEREAS, Executive and Company mutually desire to terminate their employment relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement, the parties agree as follows:

1.

Separation from employment. Executive will terminate employment with Company effective [DATE] (“Separation Date”). Within one week of this date, Executive agrees to return to Company any and all Company property acquired during the term of employment.

2.

Consideration for signing. In consideration for Executive signing this Agreement, complying with his transition obligations, and contingent on Executive not revoking this Agreement as provided below, Executive shall receive the following (collectively, the “Separation Benefits”):

a.	Payment of severance benefits per 7.2 of the Executive Employment Agreement dated September 08, 2022.
b.

If Executive timely elects to continue his group health insurance coverage through COBRA, the Company will for (x) months from the date Executive is eligible to participate in COBRA, pay Executive’s COBRA premiums on Executive’s behalf (at the level of Executive’s elected coverage existing today), i.e., from [DATE-DATE]. Thereafter, on [DATE], Executive will be responsible for the remaining COBRA premiums.

c.

Notwithstanding Executive’s Separation Date, Executive shall remain eligible to any vested amounts for which Executive is eligible up to and including [DATE] per the [Insert Name of Relevant Agreement(s)], based on the same conditions and terms as provided in the [Insert Name of Relevant Agreement (s)].

3.

Compliance with Executive Employment Agreement. Executive agrees to abide by all terms and conditions set forth in the Executive Employment Agreement with Company dated September 08, 2022 and the Employee Invention Assignment, Confidentiality, Non-Solicitation, and Non-Compete Agreement dated September 08, 2022.

4.

No additional benefits. Executive acknowledges and agrees that the individual shall receive no benefits additional to those set forth above. Executive acknowledges and agrees that the Company has paid the Executive all salary, wages, overtime, bonuses, commissions, and other compensation due to the Executive, if any, and has paid Executive for all accrued benefits (including but not limited to vacation and paid time off), if any, to which the Executive may be entitled. Once all of the payments referred to in Paragraph 2 have been made, Executive shall have been paid all compensation due and owing to the Executive under this Agreement, under any employment or other

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contract the Executive has or may have had with the Company, under any separation or severance policy, under any commission and/or sales plans, or from any other source of entitlement, including all salary, bonuses, commissions, vacation, paid leave, severance pay or other benefits.  The Executive further acknowledges and agrees that the Separation Benefits are consideration for the Executive’s promises in this Agreement, and that such consideration is above and beyond any wages, salary, bonuses, commissions, severance, or other sums to which the Executive is entitled from the Company under the terms of employment or under any policy, contract, or law.

5.

Release of claims. Executive stipulates, agrees, and understands that in consideration of the payments set forth in Paragraph 2 above, that being good and valuable consideration, Executive hereby acting of his own free will, voluntarily and on behalf of himself, his heirs, administrators, executors, successors and assigns, releases Company and its subsidiaries, affiliates, directors, officers, Executives, and agents, and each of them (“Releasees”), from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of the Executive’s execution of this Agreement, which the Executive has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation:  (i) any and all claims arising from or relating to the Executive’s employment or termination of employment; (ii) any and all claims relating to any oral or written employment contract or oral or written policy of the Company; (iii) any and all claims arising out of federal, state, or local employment laws including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (OWBPA) (as amended), Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1866 (as amended), Illinois Human Rights Act, Cook County Human Rights Ordinance, Chicago Human Rights Ordinance, the Americans with Disabilities Act, the Rehabilitation Act of 1973 (as amended), the Family and Medical Leave Act (as amended), the Executive Retirement Income Security Act (as amended), the Equal Pay Act (as amended), the Sarbanes-Oxley Act (as amended), the Fair Labor Standards Act (as amended), the National Labor Relations Act (as amended), the Fair Credit Reporting Act (as amended), the Occupational Safety and Health Act (as amended), the Families First Coronavirus Response Act, the Immigration Reform and Control Act (as amended), the Worker Adjustment and Retraining Notification Act (as amended); all applicable state and local laws; and (iv) any and all tort claims, claims for attorney’s fees, or other claims which might have been asserted by the Executive or on the Executive’s behalf in any grievance, suit, charge, cause of action, or claim (the “Released Matters”).  In addition to the above, the Released Matters include, but are not limited to, claims for employment discrimination,  wrongful termination, constructive termination, violation of public policy, retaliation, breach of any express or implied contract, breach of any implied covenant, detrimental reliance, breach of fiduciary duty, fraud, intentional or negligent misrepresentation, emotional distress, slander, invasion of privacy, compensatory and/or punitive damages.  All of the above referenced statutes include any amendments.

a.

By virtue of this Agreement, Executive agrees that Executive has waived any damages and other relief available to Executive (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this Paragraph 5.  Executive represents and warrants that Executive has not previously filed or joined in any such claims against the persons or entities released in this Paragraph 5.  Nothing herein, however, shall constitute a waiver of claims arising after the date Executive signs this Agreement, or to any vested or accrued benefits earned under an Executive benefit plan maintained by Company and governed by the Executive Retirement Income Security Act of 1974, or any claim that cannot be waived by law.  Additionally, nothing in this Agreement shall preclude Executive from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.  Finally, nothing in this Agreement shall

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be construed to prohibit Executive from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local government agency, although Executive acknowledges and agrees that Executive has waived the right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf or otherwise. The above provision is inapplicable and/or void with respect to claims that cannot be waived as a matter of law in certain local or state jurisdictions or under federal law.

b.

If part or all of this Section is rendered void, illegal or unenforceable by a court of competent jurisdiction, the rest of this Section and the other terms of the Agreement shall remain valid and shall be enforced to the maximum extent possible.  If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision.

c.

Nothing in this Agreement or release prevents Executive (or Executive’s attorney) from filing a charge, testifying, assisting or participating in any manner in an investigation, hearing or proceeding, responding to any inquiry, or otherwise communicating with any governmental, administrative, or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the US Department of Justice (DOJ), the US Congress, or any agency Inspector General. By accepting this Agreement, however, to the extent any lawsuits, arbitrations, claims, charges, or complaints are filed against the Releasees in any administrative, judicial, arbitral or other forum including any charges or complaints with any international, federal, state, or local agency by Executive or any third party or otherwise, Executive expressly waives any right to collect any monies or other damages, or any other form of recovery or relief, as a result of such charges or in connection with any such proceeding, provided that nothing herein limits or restricts Executive’s ability to receive compensation pursuant to SEC or CFTC whistleblower programs, if applicable, or any other program that by law precludes waiver of monetary recovery.

6.

Representation of No Existing Litigations or Factual or Legal Basis for Any Legitimate Claim. Executive represents, warrants and agrees that Executive has not filed, or caused to be filed, any lawsuits or arbitrations against Company or any of the Releasees in any administrative, judicial, arbitral or other forum. Executive is not aware of any factual or legal basis for any legitimate claim that Company is in violation of any whistleblower, corporate compliance, or other regulatory obligation of Company under international, federal, state or local law, rule or Company policy.

7.

Period of Review and Right to Revoke. Company and Executive acknowledge and agree that, (i) Executive will have twenty-one (21) days[1] from the receipt of this Agreement in which to consider its terms (including, without limitation, Executive’s release and waiver of any and all claims under the ADEA) before executing it; (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period[2]; and (iii) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke Executive’s acceptance of

[1]	If group termination, 45 days/if individual termination, 21 days.
[2]	If group termination, 45 days/if individual termination, 21 days.

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this Agreement, in which event a written notice of such revocation must be received by [NAME], on or before the seventh (7th) day.  This Agreement will become effective and enforceable on the eighth (8th) day after Executive’s execution of this Agreement pursuant to the terms of this Section (the “Effective Date”), provided (A) Executive has executed and delivered this Agreement to [NAME] after the Separation Date and on or before the date that is twenty-one days following Executive’s receipt of this Agreement from the Company (i.e., [DATE]) and (B) Executive has not previously revoked this Agreement pursuant to the above terms.

8.

Proprietary and/or Confidential Information. The Executive shall not disclose or use for any reason any sensitive, proprietary or confidential information or data relating to the Company or any of its affiliated entities, including without limitation trade secrets, customer lists, customer contacts, customer relationships, financial data, long range or short range plans, and other data and information of a competitive or sensitive nature, or any confidential or proprietary information of others licensed to the Company, that the Executive acquired while an Executive of the Company.  In addition to the foregoing and notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that the promises made in any Non-Disclosure Agreement or similar agreement containing post-employment obligations (including but not limited to the post-employment obligations contained as part of [Insert Name of Relevant Agreement(s)] whose terms and conditions shall be incorporated herein) between the Executive and the Company remain binding on the Executive and continue in full force and effect according to their terms regardless of whether Executive signs this Agreement.

a.

Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an Company for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Accordingly, Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

b.

Section 7 of the National Labor Relations Act (“NLRA”) provides that: “[e]mployees shall have the right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection…” Nothing in this Agreement shall interfere or be construed to interfere with any right which may be conferred to Executive under Section 7 of the NLRA, including the right to engage in Executive communications regarding wages, hours, or other terms and conditions of employment in any forum, including in the workplace or online, for mutual aid or protection.

c.

Nothing in this Agreement shall prohibit Executive from (i) discussing, disclosing or reporting any allegations of unlawful conduct, including alleged criminal conduct or unlawful discrimination, harassment, or retaliation, or any other conduct that Executive has

18

reason to believe is unlawful including, for avoidance of doubt, reporting such information to any Government Agencies; (ii) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment, or retaliation by Company or its agents or Executives when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature; (iii) making truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation.

9.

Non-Disparagement. The Parties agrees to refrain from taking action or making statements, written or oral, which disparage or defame the goodwill or reputation of the other party and/or, as applicable, its affiliated entities, its business, products, services, officers, directors, Executives, and/or agents, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) in connection with any governmental administrative or regulatory proceeding, as required by law. The obligations in this Paragraph 9 apply to any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. The Company agrees to provide a neutral reference which shall include only dates of employment and last position held.  This Paragraph 9 is subject to Subparagraphs 8(a) through (c), above.

10.

Non-Disclosure of this Agreement. Parties agrees that from and after the date of receipt of this Agreement, the Parties will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, except: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (ii) to the Party’s attorneys or tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to the Party’s immediate family; or (iv) for purposes of secreting enforcement of the terms and conditions of this Agreement, should that ever be necessary. The Parties agree that prior to disclosing such information, the Parties will inform the recipient(s) that they are bound by the limitations of this section and the confidential nature of this Agreement, and subsequent disclosure of such information by any such recipients shall be deemed to be a disclosure by the Parties in breach of this Agreement.

11.

[Required Disclosures.  The Older Workers Benefit Protection Act is a federal law requiring that certain information be provided to Executives who are age 40 or older and are part of an exit incentive or other employment termination program.  By signing this Agreement,  Executive acknowledges that Executive has been provided with the required information in Exhibit 1, attached hereto and incorporated herein by reference, including the class, unit, or group of individuals eligible for benefits, the eligibility factors to receive the benefits, the job titles and ages of all individuals who are eligible for the benefits, the ages of any Executives in the same job classification or organizational unit who are not eligible for benefits, and applicable time limits, all of which are set forth in Exhibit 1.][3]

12.

Compliance with Taxing Authorities.  Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement.  In addition, it is Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding anything to the contrary herein, Company does not guarantee the tax treatment of any payments or

[3]	Only to be included if separation is part of an exit incentive or other employment termination program.

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benefits under this Agreement. Executive remains responsible for Executive’s share of any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of any Separation Benefits, and Executive hereby agree to indemnify, defend, and hold harmless the Company and its affiliates from any and all liability relating to such obligations.

13.

Severability and Governing Law. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provisions shall be deemed not to be a part of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (excluding the choice of law rules thereof).  Aside from any breaches arising from Executive’s breach of confidentiality and trade secret obligations, should any dispute arise from this Agreement, Executive and Company agree to first attempt to resolve the dispute via non-binding mediation in Cook County, Illinois at the expense of the Company and Executive equally, prior to initiating suit.  Any action to enforce the terms of this Agreement shall be commenced in Cook County, in the City of Chicago, State of Illinois.  Both parties consent to personal jurisdiction in federal and state courts in Chicago, Illinois. And, Executive hereby agrees to waive Executive’s right to a jury trial in connection with any claim Executive may have against Company.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Executive or Company.

14.

Cooperation. Executive agrees to cooperate for one year with any reasonable expenses borne by Company with the Company and/or its affiliated entities and its or their respective counsel in connection with any ongoing or future investigation or dispute or claim of any kind involving Company, including meeting with Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section. For avoidance of doubt, all of Executive’s travel related to this provision shall be at the Company’s expense.

15.

Assignment. This Agreement and the Executive’s rights and obligations under this Agreement may not be assigned by the Executive without the prior written consent of the Company.  The Company may assign, with or without the Executive’s consent, this Agreement and its rights and obligations under the Agreement to any entity affiliated with it or to any successor entity.

16.

Voluntary and Knowing Execution of Agreement.  Executive acknowledges that (i) Executive has been advised by the Company to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it; (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 5 above, including that it contains a release of age discrimination claims; (iii) Executive is executing this Agreement in exchange for consideration to which Executive would not otherwise be entitled, and (iv) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date written below.

MIHAIL OBROCEA	MAIA BIOTECHNOLOGY, INC.

Name	Name / Title

Signature	Signature

Date	Date

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EXHIBIT 1 4

DISCLOSURE INFORMATION PROVIDED

PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT

Eligibility Factors And Time Limitations

Employer, MAIA Biotechnology, Inc. (“Company”) is reducing and consolidating operations in its [INSERT DEPARTMENT(S)] departments, and as a result is eliminating certain positions within those departments.  All employees in the [INSERT DEPARTMENT(S)] located in the [INSERT BUSINESS UNIT] comprise the decisional unit that the Company considered for eliminating jobs.  All employees whose employment is being terminated on or about [INSERT TERMINATION DATE] as a result of the reduction and consolidation of operations are selected for the job elimination program and are being offered severance and certain other benefits in exchange for their execution of (and subject to) the attached Separation Agreement and General Release (“Agreement”), in accordance with Company’s separation of employment policy.  Employees were selected for job elimination based on one or more of the following factors business need, economic conditions, redundancy of positions, performance, or business consolidation.

As referenced in Paragraph 7 of the foregoing Agreement, you have at least forty-five (45) days to consider, execute, and deliver the Agreement to [INSERT ADDRESS AND ATTN INFO FOR DESIGNATED DEPARTMENT AND EMPLOYEE].  You may voluntarily choose to execute the Agreement before the end of the 45-day period.  You have seven (7) days following your execution of the Agreement to revoke it in writing, and for a revocation to be effective, notice must be received by [INSERT ADDRESS AND ATTN INFO FOR DESIGNATED DEPARTMENT AND EMPLOYEE], no later than 11:59 p.m. on the seventh calendar day after the date by which you signed the Agreement.  The Agreement will become effective on the eighth (8th) day after the employee signs it provided the employee does not revoke the Agreement during the revocation period.

The following chart shows the job titles and ages of all employees who are within the decisional unit covered by the Program and who were eligible for employment termination in connection with the Program.  The first two columns in the chart list the departments and various job titles of such employees.  The third column in the chart lists their ages calculated as of [INSERT DATE].  The fourth and fifth columns in the chart indicate whether each employee is or is not being terminated pursuant to the Program.  “Selected” means that the employee is being terminated:

[4]	Only needed if it is a group termination of employees over 40 in the agreements for any employees that are 40 or older in the group.

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DEPARTMENT	JOB TITLE	AGE (AS OF _____, 202__	NUMBER SELECTED	NUMBER NOT SELECTED

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EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY,
NON-SOLICITATION, AND NON-COMPETE AGREEMENT

In consideration of my employment or continued employment by MAIA Biotechnology, Inc., a Delaware corporation (the "Company") along with professional benefits provided to me by the Company, I hereby represent and agree as follows:

1.By virtue of my position, I understand that I will have and/or have had access to Confidential Information (as defined below) regarding the Company's customers, suppliers, business plans, software, intellectual property, processes and methods, development tools, scientific, technical and/or business innovations, and other information.

2.Definitions. The following definitions apply to this Agreement:

a.

"Company Interest" means any business of the Company and its affiliates involving drugs for the treatment of cancer indication for which company owned assets are being actively developed by the Company.

b.

"Intellectual Property Rights" means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

c.

"Invention" means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted

24

or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).
d.

"Confidential Information" means confidential, secret or other non-public or proprietary information of or about the Company and its affiliates, their respective products, licensors, suppliers or customers and shall include, without limitation, information regarding: Inventions, methodologies, processes, tools, computer programs and documentation, manufacturing and application information, business strategies, financial information, forecasts, personnel information, customer lists or other customer information, trade secrets, new product developments, market information and advertising, business and marketing plans relating to the Company and its affiliates and any other non-public information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.

3.Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

4.Assignment of Intellectual Property Rights. In consideration of my employment and/or continued employment, I agree to be bound by this Section 4.

a.General. Subject to the limitations set forth in Exhibit 2 attached hereto of which I acknowledge that I read and understand, I agree to assign, and hereby do assign, to the Company all of my rights in any Inventions (as defined above) (including all Intellectual Property Rights, as defined above) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by me during my employment by, or service with, the Company or any of its affiliates or which arise out of any activity conducted by, for or under the direction of the Company or any of its affiliates (whether or not conducted at the Company's or any of its affiliates' facilities, working hours or using any of the Company's or its affiliates' assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined above). I will promptly and fully disclose and provide all of the Inventions described above (the "Assigned Inventions") to the Company.

b.Assurances. I hereby agree during the duration of my employment by, or service with, the Company and thereafter to further assist the Company, at the Company's expense, to evidence, record and perfect the Company's rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

c.Other Inventions. I agree to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by me (alone or with others) prior to or independently of my employment by, or service with, the Company or its affiliates (collectively, "Prior Inventions") in any work I perform for the Company or its affiliates, without the Company's prior written consent. My Prior Inventions are listed in Exhibit 1 attached hereto.

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d.Moral Rights. To the extent allowed by applicable law, the terms of this Section 4 shall include all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral right, artist's rights, droit moral or the like (collectively, "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

5.Publicity. I consent to any and all uses and displays by the Company of my name, voice, likeness, image, appearance and biographical information in or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs, and other advertising and/or printed and electronic forms and media ("Permitted Use"). I hereby release the Company from any and all claims, actions, damages, costs, and liability of any kind in connection with any Permitted Use.

6.Protection of Confidential Information of the Company. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company and its affiliates, I will not use or disclose or allow anyone else to use or disclose any Confidential Information except as may be necessary in the performance of my work for the Company and its affiliates or as may be authorized in advance by appropriate officers of the Company. Except as set forth herein, I will keep all Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. In addition, if I am requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it is agreed that I will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, I am, in the opinion of my counsel, compelled to disclose any Confidential Information under pain of liability for contempt or other censure or penalty, I may disclose only that portion of such Confidential Information as is legally required without liability hereunder; provided, that I agree to exercise my reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Upon termination of my employment with the Company and its affiliates, I will promptly deliver to the Company all documents and materials of any nature pertaining to my employment with the Company and I will not take with me any documents or materials or copies thereof containing any Confidential Information. Notwithstanding the foregoing, I am hereby notified that federal law provides for immunity from liability for the confidential disclosure of a trade secret as defined by federal law that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for t d e purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Non-Solicitation. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During my employment with the Company and its affiliates and for a period of one (1) year thereafter, I will not request or otherwise attempt to induce or influence, directly or indirectly, any present customer, licensor or supplier, or prospective customer, licensor or supplier, of the Company or other persons sharing a business relationship with the Company to cancel, to limit, divert, reduce or postpone their business with the Company, or otherwise take any action which might be to the disadvantage of the

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Company. During my employment with the Company and for a period of one (1) year thereafter, I will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any agent, consultant or Employee of the Company or any Affiliate of the Company, as such capitalized terms are defined in the Securities Act of 1933, as amended, to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

8.Non-Compete. During my employment with the Company and its affiliates and for a period of one (1) year thereafter, I will not directly or indirectly, for myself, or on behalf of any other person, firm, corporation or other entity (except the Company or any of its affiliates),whether as principal, agent, debtor, executive, consultant, joint venturer, investor, employee, stockholder, partner, officer, member, manager, director, sole proprietor or in any other capacity, engage in, manage, own, operate, control, participate in the ownership, management, operation or control of or assist in any person or entity, whose business activities involve (i) development, registration, sale or marketing of telomere targeting agents or drugs. This provision may be modified or waived by written consent of the Compensation Committee of the MAIA Biotechnology, Inc. Board of Directors.

9.Mutual Non-Disparagement. I agree that I will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging comments, or statements concerning the Company or its business, employees, customers or affiliates. I understand this provision is not meant to restrict my rights under Section 7 of the National Labor Relations Act. Company agrees that it will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging remarks, comments, or statements concerning you.

10.Reasonableness of Restrictions. I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

11.Modification. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

12.Other Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or any other party. I represent that I have not and will not bring with me to the Company or use in the performance of my duties for the Company or its affiliates any documents or materials of a former employer that are not generally available to the public.

13.Disclosure of this Agreement. I do not hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.

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14.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and monetary damages alone would not adequately compensate the Company. The Company will therefore be entitled to injunctive relief to enforce this Agreement in addition to any other remedies which the Company may be entitled to at law or hereunder, and such relief may be granted without the necessity of the Company showing any actual damage or irreparable harm, proving the inadequacy of its legal remedies, or posting any bond or other security proving actual monetary damages. I agree that if there is a question as to the enforceability of any of the provisions of this Agreement, I will not engage in any conduct inconsistent with or contrary to this Agreement until after the question has been resolved by a final judgment of a court of competent jurisdiction. In addition, while the duration of my covenants described in Sections 6, 7 and 8 above will be determined generally in accordance with the terms of those respective Sections, if I violate any of those covenants, I agree to extend it on the same terms and conditions for an additional period of time equal to the time that elapses from my violation to the later of (i) when the violation stops or (ii) the final resolution of any litigation stemming from such violation. In addition, in the event of any such breach, or any attempted or threatened breach, Employee agrees that the Company shall be entitled to recovery of the legal costs incurred, including reasonable attorney's fees, in any such action or suit. Nothing herein contained shall be construed to prevent the Company from obtaining any other remedy or combination of remedies as the Company may elect to invoke. The failure of the Company to promptly institute legal action upon any breach of this Agreement will not constitute a waiver of that or any other breach of this Agreement. The venue for any Court suit will be a state or federal court sitting in Chicago, Illinois.

15.Enforcement and Severability. I acknowledge that each of the provisions in this Agreement are separate and independent covenants. I agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable. The remainder of this Agreement shall not be affected by the unenforceability or court ordered modification of a specific provision.

16.At-Will Employment. I understand and agree that this Agreement does not constitute or create a contract of employment, whether express or implied, between the Company and me. I am at all times an at-will employee of the Company, which means that either the Company or I may terminate the employment relationship at any time, with or without prior notice and with or without cause. Nothing in this Agreement promises employment for any specific duration or period of time. I acknowledge that the obligations of this Agreement survive the separation of my employment (regardless of which party initiated it), to the extent permitted by governing law.

17.Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

18.Governing Law; Venue. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any dispute arising under or with respect to this Agreement shall be brought and heard exclusively in mandatory binding arbitration pursuant to Section 14.7 of the Employment Agreement

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19.Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

20.Superseding Agreement. I understand and agree that this Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter

21.Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

22.Acknowledgments. I acknowledge that I have read this agreement, was given the opportunity to ask questions and sufficient time to consult an attorney and I have either consulted an attorney or affirmatively decided not to consult an attorney. I understand that my obligations under this Agreement survive the termination of my employment with the Company. I UNDERSTAND THAT I AM AN EMPLOYEE-AT-WILL WITH THE COMPANY, MEANING THAT EITHER I AM OR THE COMPANY IS COMPLETELY FREE TO TERMINATE OUR EMPLOYMENT RELATIONSHIP AT ANY TIME AND FOR ANY REASON OR FOR NO REASON, WITHOUT INCURRING ANY OBLIGATIONS OR LIABILITIES OF ANY KIND WHATSOEVER OTHER THAN AS MAY BE SET FORTH IN A SIGNED WRITING BETWEEN THE COMPANY AND ME. I FURTHER ACKNOWLEDGE THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL OF MY CHOICE IF I SO CHOOSE REGARDING ITS TERMS, AND THAT I AM FREELY ENTERING THIS AGREEMENT WITH A FULL UNDERSTANDING OF ITS EFFECTS. I ACKNOWLEDGE AND UNDERSTAND THAT PURSUANT TO ILLINOIS LAW, I HAVE AT LEAST 14 CALENDAR DAYS TO REVIEW THE RESTRICTIVE COVENANTS IN THIS AGREEMENT, AND CAN VOLUNTARILY SIGN BEFORE THE 14 DAYS EXPIRE. I FURTHER UNDERSTAND THAT THIS AGREEMENT SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL, WRITTEN, OR IMPLIED, AND MAY NOT BE MODIFIED IN ANY WAY EXCEPT BY A SIGNED WRITING WHICH SPECIFICALLY REFERS TO THIS AGREEMENT AND IS SIGNED BY AN OFFICER OR OTHER DULY AUTHORIZED REPRESENTATIVE OF THE COMPANY.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 8th of September, 2022.

MIHAIL OBROCEA

MAIA BIOTECHNOLOGY, INC.

By:
Name:
Title:

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EXHIBIT 1

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

•

TEC kinases project: invention related to Interleukine-2-Inducible T-cell kinase (ITK), a TKIs platform based on proprietary chemistry with applications across both hematology, oncology and immune-related diseases

•

Epigenetic Cancer Modifiers: invention relates to discovery and development of small molecule compounds and their use as pharmaceuticals in treating cancer and other diseases associated with the inhibition of histone acetylase transferases (HATs)

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EXHIBIT 2

Invention Assignment Exclusion Notice

THIS IS TO NOTIFY THE EMPLOYEE in accordance with 765 ILCS 1060/2 that the foregoing Agreement between the Employee and the Company does not require the Employee to assign or offer to assign to the Company any invention that the Employee developed entirely on the Employee's own time without using the Company's equipment, supplies, facilities or trade secret information unless:

1.   THE INVENTION RELATES TO THE COMPANY'S BUSINESS OR THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT; OR

2.   THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE COMPANY.

To the extent a provision in the foregoing Agreement purports to require the Employee to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Signature

Printed Name

Dated:

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